Exhibit 99.1

                     [Capitol Transamerica Corporation logo]

FOR IMMEDIATE RELEASE                                   Contact:  George A. Fait
                                                                  (608) 231-4456


                   CAPITOL TRANSAMERICA CORPORATION ANNOUNCES
                       WISCONSIN COMMISSIONER OF INSURANCE
                             APPROVAL OF ACQUISITION

         Madison, Wisconsin, December 14, 2001 - Capitol Transamerica Corporation (Nasdaq: CATA) today announced that the Wisconsin Commissioner of Insurance has approved the acquisition of Capitol Transamerica by Alleghany Corporation (NYSE: Y), as contemplated by a merger agreement between the parties. Completion of the merger remains subject to approval by holders of two-thirds of Capitol Transamerica's outstanding shares of common stock and satisfaction of other closing conditions. Capitol Transamerica has sent proxy materials to its shareholders relating to the special meeting of its shareholders to vote on the proposed transaction. The special meeting will take place on January 3, 2002.

         As announced on July 20, 2001, under the terms of the merger agreement, Alleghany Corporation will acquire Capitol Transamerica at a price of $16.50 in cash per share of Capitol Transamerica common stock. The parties expect that the closing will occur as soon as practicable after receiving the required shareholder approval, after which Capitol Transamerica will be a wholly-owned subsidiary of Alleghany Corporation.

         This press release contains forward-looking statements with respect to the expected time of the closing of the transaction. The timing of the closing could be significantly different, depending on the timing of satisfaction of the remaining conditions to closing, among other factors. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.